                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy statement                                        / / Confidential, for Use of the Commission
                                                                           Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


-------------------------------------------------------------------------------
                         INTERSTATE HOTELS CORPORATION
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11:

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total Fee paid:

 / / Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, schedule or registration statement number:

     (3)  Filing party:

     (4)  Date filed:

                         INTERSTATE HOTELS CORPORATION
                                Foster Plaza Ten
                               680 Andersen Drive
                         Pittsburgh, Pennsylvania 15220

                                                                   June 16, 2000

To the Stockholders:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Interstate Hotels Corporation to be held on Tuesday, July 18, 2000 at 2:00 p.m., Eastern Time, at the Pittsburgh Marriott City Center Hotel located at 112 Washington Place, Chatham Center, Pittsburgh, Pennsylvania. The official Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter. The matters listed in the Notice of Meeting are described in the attached Proxy Statement.

     The vote of every stockholder is important, and your cooperation in completing, signing and returning your proxy promptly will be appreciated.

     We hope to see you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Thomas F. Hewitt

                                          THOMAS F. HEWITT
                                          Chairman of the Board

             WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
              COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND
                RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE,
           WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         INTERSTATE HOTELS CORPORATION
                                Foster Plaza Ten
                               680 Andersen Drive
                         Pittsburgh, Pennsylvania 15220

       ------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
       ------------------------------------------------------------------

To the Stockholders:

     Notice is hereby given that the 2000 Annual Meeting of Stockholders of Interstate Hotels Corporation will be held at 2:00 p.m., Eastern Time, on Tuesday, July 18, 2000, at the Pittsburgh Marriott City Center Hotel located at 112 Washington Place, Chatham Center, Pittsburgh, Pennsylvania for the following purposes, all as more fully described in the attached Proxy Statement:

     1. To elect one Class A Director and one Class C Director;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants to audit the financial statements of Interstate Hotels Corporation; and

     3. To act upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     Stockholders of record at the close of business on May 26, 2000 are entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

                                          TIMOTHY Q. HUDAK
                                          Secretary

June 16, 2000

                 TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE
             COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT
               PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO
                        POSTAGE IF MAILED IN THE UNITED STATES.

                         INTERSTATE HOTELS CORPORATION
                                Foster Plaza Ten
                               680 Andersen Drive
                         Pittsburgh, Pennsylvania 15220

                                PROXY STATEMENT

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 18, 2000

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Interstate Hotels Corporation (the "Company") of proxies from the holders of Class A Common Stock of the Company for use at the Annual Meeting of Stockholders to be held at 2:00 p.m., Eastern Time, on Tuesday, July 18, 2000, at the Pittsburgh Marriott City Center Hotel located at 112 Washington Place, Chatham Center, Pittsburgh, Pennsylvania (including any postponements or adjournments thereof, the "Annual Meeting") for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the accompanying form of proxy and the Company's 1999 Annual Report to Stockholders are being mailed to stockholders on or about June 23, 2000.

     The holders of record of shares of Class A, Class B and Class C Common Stock of the Company at the close of business on May 26, 2000 (the "Record Date") are entitled to receive notice of, and vote such shares at, the Annual Meeting. As of the Record Date, there were 6,091,802 shares of Class A Common Stock outstanding, 242,555 shares of Class B Common Stock outstanding and 60,639 shares of Class C Common Stock outstanding. Holders of such shares as of the Record Date are entitled to one vote per share on each matter to be considered at the Annual Meeting.

     The holders of a majority of the issued and outstanding shares of Class A, Class B and Class C Common Stock as of the Record Date, considered together, present in person, or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. If a quorum is present: (1) the holders of the Class A Common Stock and the holders of the Class C Common Stock are each entitled to elect one member of the Board, in each case with the election of directors being determined by plurality vote, and (2) the affirmative vote of a majority, of the Class A, Class B and Class C Common Stock, voting together as a single class, present in person, or represented by proxy, and entitled to vote is required to ratify the appointment of the independent accountants and any other matter brought to a vote at the Annual Meeting. Abstentions and broker non-votes with respect to any matter brought to a vote at the Annual Meeting will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of Class A, Class B and Class C Common Stock as of the Record Date, the Annual Meeting may be adjourned to a later date to obtain a quorum.

     All shares of Class A Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the instructions on the proxies. If no instructions are indicated, such shares will be voted in accordance with the recommendations of the Board as set forth herein.

     A proxy may be revoked by filing with the Secretary of the Company, prior to the exercise of the proxy, either a written instrument revoking the proxy or an executed subsequent proxy or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

                             ELECTION OF DIRECTORS

     The term of the Company's Class A-1 Director, Anne L. Raymond, expires on the date of the Annual Meeting. The Nominating Committee of the Board has nominated J. William Richardson for election as the Class A-1 Director. If elected, the nominee will serve for a three-year term to expire at the Company's 2003 annual meeting, or until his or her successor is duly elected and qualified.

     The Company has been advised by Wyndham International, Inc. ("Wyndham", the successor to Patriot American Hospitality, Inc.) and PAH-Interstate Holdings, Inc., the holders of the Company's Class C Common Stock, that it is the intention of such holders to vote all of their respective Class C shares in favor of the election of Fred J. Kleisner, as the sole Class C Director for a one-year term to expire at the 2001 annual meeting of stockholders of the Company. The term of the sole Class B Director, Stephen P. Joyce, does not expire until the 2001 annual meeting of stockholders of the Company.

     THE BOARD RECOMMENDS THAT CLASS A COMMON STOCKHOLDERS VOTE "FOR" J. WILLIAM RICHARDSON AS THE CLASS A-1 DIRECTOR. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD. THE BOARD HAS NO REASON TO BELIEVE THAT MR. RICHARDSON WILL NOT SERVE IF ELECTED, BUT IF MR. RICHARDSON SHOULD SUBSEQUENTLY BECOME UNAVAILABLE TO SERVE AS A DIRECTOR, THE PERSONS NAMED AS PROXIES MAY, IN THEIR DISCRETION, VOTE FOR A SUBSTITUTE NOMINEE DESIGNATED BY THE BOARD.

NOMINEE FOR ELECTION AS CLASS A-1 DIRECTOR

     J. WILLIAM RICHARDSON, age 53, has served as our Vice Chairman and Chief Financial Officer since July 1999. Previously Mr. Richardson was our Chief Financial Officer and Executive Vice President, Finance and Administration, and also served in those capacities for Interstate Hotels Company, our predecessor company ("Old Interstate"), from 1994 until June 1998. Before that, Mr. Richardson served as Controller and Treasurer of Old Interstate since 1988. Prior to 1988, Mr. Richardson was Vice President and a partner in an Atlanta-based hotel management and development company and also worked with Marriott Corporation. His experience in the hospitality industry spans over a period of 28 years. He served as our acting President and Chief Executive Officer from January to March of 1999.

NOMINEE FOR ELECTION AS CLASS C DIRECTOR

     FRED J. KLEISNER, age 55, is Chief Executive Officer of Wyndham. Prior to this position he was President and Chief Operating Officer of Wyndham since August 1999. He was President and Chief Operating Officer of The Americas for Starwood Hotels & Resorts Worldwide, Inc. Hotel Group from 1998 to 1999. His experience in the lodging industry also includes senior positions with Westin Hotels and Resorts, where he was President and Chief Operating Officer from 1995 to 1998; Old Interstate, where he was Executive Vice President and Group President of Operations from 1990 to 1995; The Sheraton Corporation, where he was Senior Vice President, Director of Operations, North America Division-East from 1985 to 1990; and Hilton Hotels, where for 16 years he served as General Manager of several landmark hotels, including The Waldorf Astoria and The Waldorf Towers in New York, The Capital Hilton in Washington, D.C. and The Hilton Hawaiian Village in Honolulu. Mr. Kleisner, who holds a B.A. degree in Hotel Management from Michigan State University, completed advanced studies at the University of Virginia and Catholic University of America.

DIRECTORS

     THOMAS F. HEWITT, age 56, became our Chairman of the Board and Chief Executive Officer in March 1999. Mr. Hewitt previously was President and Chief Operating Officer of Carnival Resorts & Casinos, where he headed all hotel and resort operations. At Carnival, Mr. Hewitt was responsible for over 80 hotels and 17,000 employees in the United States, South America, the Caribbean and Mexico. Mr. Hewitt joined Carnival in 1985 (when it was known as The Continental Companies) after a career spanning more than 20 years with Sheraton Corporation, most recently as the President of its North American division from 1983 to 1985. Mr. Hewitt's term as a Class A-3 director expires in 2002.

     MICHAEL L. ASHNER, age 47, joined the Board in May 1999. Mr. Ashner presently serves as President and Chief Executive Officer of Winthrop Financial Associates, a real estate investment banking firm which owns and manages approximately 6 million square feet of office and commercial space and 300 hotel rooms, a general partner of Cecil Associates, which owns 20 Days Inns hotels, and Chief Executive Officer of Newkirk Associates, which owns and manages more than 40 million square feet of office and retail space. Mr. Ashner also serves as President of Exeter Capital Corporation and from 1984 to 1994 served as President and Chief Executive Officer of National Property Investors, Inc., a real estate investment banking firm which owned and managed over 40,000 apartments, 5 million square feet of office and commercial space and 4,500 hotel rooms. Mr. Ashner also serves as a member of the Boards of Directors of Nexthealth, Inc. and NBTY, Inc. Mr. Ashner's term as a Class A-2 director expires in 2001.

     BENJAMIN D. HOLLOWAY, age 75, joined the Board in May 1999. Mr. Holloway is presently a financial consultant who serves as a member of the Board of Directors of Alliance Capital Management L.P. Mr. Holloway served in numerous capacities over a nearly 40-year career with Equitable Life Assurance Society, where he most recently served as Vice Chairman of the Board (and director) from 1987 to 1990. Mr. Holloway also served as a director or trustee of many charitable and educational organizations, including Duke University, The American Academy in Rome and the Cathedral Church of St. John the Divine. Mr. Holloway's term as a Class A-2 director expires in 2001.

     STEPHEN P. JOYCE, age 40, joined the Board in May 1999. Mr. Joyce is Senior Vice President of Franchising for Marriott International's full-service brands, Marriott Hotels, Resorts and Suites, and Renaissance Hotels. Mr. Joyce is a 18-year veteran of Marriott. Before joining Marriott Lodging in 1988, Mr. Joyce was the senior manager of Marriott's Corporate Finance Group and Partnership and Syndication Group, and has also served as a financial and operational consultant. He currently serves on the Board of Directors of the International Franchise Association. Mr. Joyce's term as a Class B director expires in 2001.

     PHILLIP H. MCNEILL, SR., age 61, joined the Board in May 1999. Mr. McNeill is Chairman of the Board and Chief Executive Officer of Equity Inns, Inc. and has been Chairman and President of McNeill Investment Company, Inc. since 1977. From 1963 to 1977, he served in various capacities, including President and Chief Executive Officer, with Schumacher Mortgage Company, Inc., a mortgage banking firm and subsidiary of Time, Inc. Mr. McNeill has served as President and director of the Memphis Mortgage Bankers Association and the Tennessee State Mortgage Bankers Association. He is currently serving as a member of the Board of Directors of National Commerce Bancorporation, a trustee of Rhodes College and board member of the Society of Entrepreneurs and Memphis Museum System. Mr. McNeill's term as a Class A-3 director expires in 2002.

     ANNE L. RAYMOND, age 42, joined the Board in May 1999. Ms. Raymond serves as Executive Vice President and Chief Investment Officer of Wyndham. Ms. Raymond joined Wyndham in January 1998. Prior thereto, Ms. Raymond served as Executive Vice President and Chief Financial Officer and director of Wyndham's predecessor. Ms. Raymond's term as Class A-1 director expires on the date of the Annual Meeting.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     KEVIN P. KILKEARY, age 48, became our President and Chief Operating Officer in April 1999. Mr. Kilkeary previously served as our Executive Vice President and as Senior Vice President, as well as President and Chief Operating Officer of the Company's subsidiary, Crossroads Hospitality Company. Mr. Kilkeary joined Old Interstate in 1972 and has held a variety of other positions in hotels and at the corporate office, including executive positions as General Manager, Regional Vice President of Operations, Vice President of Sales and Marketing and Vice President of Staff Operations.

     HENRY L. CIAFFONE, age 59, is our Executive Vice President, International Operations and Development, a position he has held since January 1999. Mr. Ciaffone, who joined Old Interstate in 1989, previously served as our Senior Vice President and Treasurer. Prior to joining Old Interstate, Mr. Ciaffone held positions in hotel finance and real estate development at Koala Inns of America, Sheraton Corporation and the Howard Johnson Company.

     CHARLES R. TOMB, age 45, is our Senior Vice President, Development and Acquisitions. He joined Old Interstate in 1992, and most recently, he oversaw Old Interstate's development activities in the Western Region as Vice President of Development. Mr. Tomb has approximately 20 years of experience in the hotel industry, including prior positions with Holiday Inns Worldwide, Americana Hotels & Resorts and Hyatt Hotels.

     TIMOTHY Q. HUDAK, age 37, joined Old Interstate in 1992 as Assistant General Counsel and now serves as our Senior Vice President and General Counsel. Prior to joining Old Interstate, Mr. Hudak held the position of Associate General Counsel for Cyclops Industries, Inc. and, prior to that, practiced law at the firm of Tucker Arensberg.

ATTENDANCE AT MEETINGS

     The Board held seven meetings during 1999. Mr. Ashner attended 71% of the total number of meetings of the Board and Board committees on which he served.

COMMITTEES OF THE BOARD

     The Board has established three directorate committees--a Compensation Committee, an Audit Committee and a Nominating Committee.

     Compensation Committee. The Compensation Committee reviews executive salaries, administers the bonus, incentive compensation and stock option plans of the Company and approves the salaries and other benefits of the executive officers of the Company. In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans and the compensation policies and practices of the Company. The Compensation Committee was formed in June 1999 in connection with the Company's spin-off from Wyndham (the "Spin-Off") and is composed of Benjamin D. Holloway (Chairman), Michael L. Ashner, Stephen P. Joyce and Anne L. Raymond. The members of the Compensation Committee are not employed by the Company or any of its affiliates ("Non-Employee Directors") and are not eligible to receive options or other rights under any employee stock or other benefit plan (other than plans in which only directors may participate). The Compensation Committee held four meetings during 1999.

     Audit Committee. The Audit Committee reviews the professional services provided by the Company's independent accountants and the independence of such accountants from the management of the Company. The Audit Committee also reviews the scope of the audit by the Company's independent accountants, the annual financial statements of the Company, the Company's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it finds appropriate or as are brought to its attention, and meets from time to time with members of the Company's internal audit staff. The Audit Committee was formed in June 1999 in connection with the Spin-Off and is required to consist solely of Non-Employee Directors. The members of the Audit Committee are Benjamin D. Holloway (Chairman) and Michael L. Ashner. The Audit Committee held three meetings during 1999.

     Nominating Committee. The Nominating Committee was formed in June 1999 in connection with the Spin-Off and is empowered to nominate persons solely for election as Class A directors at the annual meetings of stockholders. The Committee will consider candidates for nominees for directors recommended by Class A Common stockholders if such recommendations are submitted in writing to the Secretary of the Company giving the background and qualifications of the candidate. The Nominating Committee is composed of Michael L. Ashner, Benjamin
D. Holloway, Stephen P. Joyce and Anne L. Raymond, and did not hold any meetings in 1999.

DIRECTOR NOMINATION PROCEDURES

     Nominations for election of directors by the stockholders may be made by the Board or a designated committee thereof or by any stockholder entitled to vote in the election of directors generally. The Company's Bylaws require that a stockholder intending to nominate candidates for election as directors at the Annual

Meeting in 2000 deliver written notice thereof to the Secretary of the Company not later than the close of business on the later of (1) the 15th day following the day on which the date of the Annual Meeting is publicly announced by the Company by inclusion in a report filed with Securities and Exchange Commission (the "SEC") or furnished to shareholders, or by mail or press release (a "Public Announcement") or (2) the 75th day prior to the scheduled date of the Annual Meeting as set forth in the Public Announcement. For all subsequent annual meetings, a stockholder intending to nominate candidates for election as directors must deliver written notice thereof to the Secretary of the Company not later than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"), provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, a stockholder's notice will be timely if delivered to the Secretary of the Company by the close of business on the later of (a) the 15th day following the Public Announcement of the date of such annual meeting and (b) the 75th day prior to the scheduled date of such annual meeting as set forth in the Public Announcement. The Company's Bylaws further require that the notice by the stockholder set forth certain information concerning the stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company's stock owned beneficially and of record by the stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information regarding each nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

DIRECTOR COMPENSATION

     Directors who are Non-Employee Directors are paid an annual retainer of $15,000 plus $1,000 for each Board meeting or working session attended in person, as well as $500 for each Board meeting in which the director participates by telephone. In addition, members of directorate committees are paid $1,000 for each committee meeting attended in person on days on which the Board does not also meet, as well as $500 for each committee meeting in which the director participates by telephone.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the compensation paid to Thomas F. Hewitt, who is the Company's Chairman of the Board and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Company in 1999 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                   ----------------------
                                             ANNUAL COMPENSATION   SECURITIES
                                             -------------------   UNDERLYING      LTIP       ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR    SALARY     BONUS       OPTIONS     PAYOUTS    COMPENSATION
    ---------------------------       ----   --------   --------   -----------   --------   -------------
Thomas F. Hewitt(1).................  1999   $338,462   $450,000     225,000(2)  $ 27,077(3)  $  236,722(4)
  Chairman of the Board and Chief     1998         --         --          --           --            --
  Executive Officer
J. William Richardson...............  1999    303,654    400,000     175,000(2)    24,292(3)     140,762(5)
  Vice Chairman and Chief Financial   1998    265,123    397,684          --      853,205(6)   3,292,485(7)
  Officer
Kevin P. Kilkeary...................  1999    287,788    325,000     150,000(2)    23,023(3)       6,700(8)
  President and Chief Operating       1998    242,844    273,199          --           --      2,346,519(9)
    Officer
Henry L. Ciaffone...................  1999    237,404    200,000      50,000(2)    17,515(3)     101,804(10)
  Executive Vice President,           1998    181,610    187,567          --           --      2,016,934(11)
  International Operations and
  Development
Charles R. Tomb.....................  1999    195,885    150,000      35,000(2)    15,671(3)     149,312(12)
  Senior Vice President, Development  1998    160,284     75,000          --           --      1,113,663(13)
  and Acquisitions

---------------

 (1) Mr. Hewitt became the Chairman of the Board and Chief Executive Officer in March 1999. Mr. Hewitt's 1999 compensation is for the period from March 1, 1999 through December 31, 1999.

 (2) Consists of shares underlying options granted under the Company's Equity Incentive Plan, with an exercise price of $4.50 per share.

 (3) Consists entirely of compensation under the Company's Executive Retirement Plan (the "ERP").

 (4) Consists of restricted stock compensation under the Company's Equity Incentive Plan of $123,173, a reimbursement of costs for relocation of $89,730, imputed interest on a loan by the Company of $15,400, a car allowance of $7,615 and miscellaneous expense reimbursements of $804.

 (5) Consists of restricted stock compensation under the Company's Equity Incentive Plan of $81,250, compensation for services as a director of the Company's subsidiary, Northridge Insurance Company, of $25,000, amortization of loan forgiveness of $23,601 and imputed interest on a loan by the Company of $10,911.

 (6) Consists of compensation under the ERP of $34,466 and a deferred compensation payment of $818,739.

 (7) Consists of stock option proceeds of $1,921,875, loan forgiveness of $1,060,920, a special bonus of $300,000 and a change-in-control payment of $9,690.

 (8) Consists entirely of imputed interest on a loan by the Company.

 (9) Consists of a change-in-control payment of $1,186,394, stock option proceeds of $1,070,125 and loan forgiveness of $90,000.

(10) Consists of a housing allowance of $61,130, a cost of living allowance of $30,429 and a car allowance of $10,245.

(11) Consists of a change-in-control payment of $955,314 with a tax gross up of $479,120, stock option proceeds of $412,500 and loan forgiveness of $170,000.

(12) Consists of amortization of loan forgiveness of $74,771, a reimbursement of costs for relocation of $44,752, imputed interest on a loan by the Company of $21,029 and a car allowance of $8,760.

(13) Consists of a change-in-control payment of $747,713, stock option proceeds of $155,000, a reimbursement of costs for relocation of $111,212, restricted stock compensation of $79,844, commissions of $11,134 and a car allowance of $8,760.

1999 STOCK OPTION GRANTS

     The following table sets forth certain information with respect to options granted to the Named Executive Officers during 1999.

                       OPTION GRANTS IN FISCAL YEAR 1999

                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                                   AT
                             NUMBER OF                                                   ASSUMED ANNUAL RATES OF
                             SECURITIES     % OF TOTAL                                  STOCK PRICE APPRECIATION
                             UNDERLYING   OPTIONS GRANTED                                  FOR OPTION TERM(2)
                              OPTIONS      TO EMPLOYEES     EXERCISE OR   EXPIRATION   ---------------------------
           NAME               GRANTED       IN 1999(1)      BASE PRICE       DATE          5%             10%
           ----              ----------   ---------------   -----------   ----------   -----------   -------------
Thomas F. Hewitt...........   225,000           12.7%          $4.50         2009       $636,756      $1,613,664
J. William Richardson......   175,000            9.9%           4.50         2009        495,255       1,255,072
Kevin P. Kilkeary..........   150,000            8.5%           4.50         2009        424,504       1,075,776
Henry L. Ciaffone..........    50,000            2.8%           4.50         2009        141,501         358,592
Charles R. Tomb............    35,000            2.0%           4.50         2009         99,051         251,014

---------------

(1) Based on 1,768,000 options granted to all employees during 1999.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. Our actual stock price appreciation over the ten-year option term will likely differ from these assumed annual rates. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

     The following table sets forth information regarding the values of the options held by the Named Executive Officers at December 31, 1999.

                       OPTION VALUES AT DECEMBER 31, 1999

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                          OPTIONS AT            IN-THE-MONEY OPTIONS
                       NAME                         DECEMBER 31, 1999 (1)    AT DECEMBER 31, 1999 (1)(2)
                       ----                         ----------------------   ---------------------------
Thomas F. Hewitt..................................         225,000                   $       --
J. William Richardson.............................         175,000                           --
Kevin P. Kilkeary.................................         150,000                           --
Henry L. Ciaffone.................................          50,000                           --
Charles R. Tomb...................................          35,000                           --

---------------

(1) All options held by the Named Executive Officers at December 31, 1999 were unexercisable.

(2) The last sale price as reported on the Nasdaq SmallCap Market on April 27, 2000 was $2.69, which was below the option exercise price of $4.50.

     Outstanding Options. Pursuant to the Equity Incentive Plan, the Company has granted stock options to purchase an aggregate of 1,768,000 shares of Class A Common Stock at an exercise price of $4.50 per share. Each of the options has a ten-year term and becomes exercisable as to one-third of the shares covered thereby on each of the first three anniversaries of the date of grant so long as the holder thereof remains a full-time employee of the Company, except that the options become immediately exercisable in the event of the holder's death, disability or termination of employment by the Company for any reason other than cause (as defined) or in the event a change in control occurs, including an event in which any person or group becomes the beneficial owner of more than 50% of the outstanding shares of Common Stock of the Company entitled generally to vote in the election of directors. Unexercised options terminate 30 calendar days after the holder's termination of employment by the Company, except that such period is 180 days in the event of disability and 360 days in the event of death.

COMPENSATION PLANS AND ARRANGEMENTS

     Management Bonus Plan. The Company has established a Management Bonus Plan under which all key management employees who are directly involved in the Company's growth and success (other than Messrs. Hewitt, Richardson and Kilkeary, whose bonuses are to be determined pursuant to their employment agreements) are eligible to receive bonuses based upon the achievement of specified targets and goals for the Company and the individual employee. Awards under the Management Bonus Plan are granted by the Compensation Committee of the Board of Directors and range from zero to specified levels depending on the position of the individual. Currently, 85 corporate employees are eligible for awards under the Management Bonus Plan, with 81 of such employees eligible to receive a bonus ranging from 10% to 70% of their base salaries and four of such employees eligible to receive up to 125% of their base salaries.

     Executive Loans. Pursuant to Mr. Hewitt's employment agreement, on March 1, 1999 the Company loaned Mr. Hewitt $400,000, which loan is due on the earlier of March 1, 2005 or 30 days after termination of his employment. If Mr. Hewitt's employment is terminated for any reason other than cause, the loan will be forgiven. In addition, the Company has loaned Mr. Hewitt $259,254 for payment of income tax liabilities associated with a restricted stock grant in 1999. If, on the earlier of February 28, 2003 or the date Mr. Hewitt's employment is terminated other than for cause, the market value of the stock granted to Mr. Hewitt is less than $1.5 million, the Company will forgive such loan in proportion to the amount by which the market value of the stock granted to Mr. Hewitt is less than $1.5 million.

     In 1996, Old Interstate loaned $1.0 million to Mr. Richardson. The remaining unpaid balance of this loan was forgiven as of June 2, 1998 in connection with the merger of Old Interstate into Wyndham and in accordance with the change of control provisions of his severance agreement with Old Interstate. In 1998, the Company loaned Mr. Richardson $354,018, which loan was forgiven, pursuant to his employment agreement, once he remained with the Company for at least 90 days following the Spin-Off. The loan is being amortized over a 60-month period beginning on September 16, 1999, so long as his employment agreement remains in full force and effect.

     On June 2, 1998, in connection with the merger of Old Interstate into Wyndham and in accordance with the change of control provisions of their respective severance agreements with Old Interstate, the Company forgave loans in the amount of $90,000 and $170,000 to Messrs. Kilkeary and Ciaffone, respectively. Pursuant to Mr. Kilkeary's employment agreement, the Company loaned Mr. Kilkeary $300,000, 50% of which loan will be forgiven at the rate of $50,000 per year on June 17, 2000, 2001 and 2002, so long as his employment is not terminated by the Company for cause or voluntarily by Mr. Kilkeary prior to such dates. The loan will be forgiven upon the occurrence of a change in control.

     Pursuant to Mr. Tomb's employment agreement, Mr. Tomb received a loan of $373,857 from the Company, which was an amount equal to 50% of the severance compensation he was entitled to receive under his severance agreement with Old Interstate. This loan amortizes over a 30-month period beginning on June 18, 1999, and is automatically forgiven upon the expiration of his non-compete period following termination of his employment. In addition, the Company also loaned $238,000 to Mr. Tomb in 1998 to cover expenses incurred in his relocation to Pittsburgh, which loan was repaid in full.

     Executive Retirement Plan. Each of the General Managers of the Company's hotels who are employees of the Company and other employees holding job classifications of Vice President or above, including the Named Executive Officers, is eligible to participate in the Company's Executive Retirement Plan. The plan is intended to be a non-qualified and unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Actual participation in the plan is determined by the Board or the Compensation Committee.

     We annually contribute 8.0% of each participant's base salary to the plan and may make discretionary contributions of up to an additional 5.0% of each participant's base salary. These discretionary contributions are based on the Company's net increase in earnings per share in a given year. In addition, plan participants are eligible to designate a portion (to be specified by the Board or the Compensation Committee) of their annual cash bonus to be contributed to the plan.

     The funds contributed by the Company or participants are held in a grantor trust established by the Company. Unless the Board or the Compensation Committee determines that the amounts contributed to the plan on behalf of a participant are payable earlier, in general, a participant in the plan will receive his plan benefits one year after his retirement or termination of employment. Plan benefits are paid out in a lump sum and are deductible by the Company and taxable to the plan participant as ordinary income upon receipt by the participant.

     Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, each full-time employee who has completed 12 consecutive months of employment with the Company or a predecessor, excluding any employee whose customary employment is not for more than 20 hours per week or more than five months per calendar year, is eligible to participate. A participating employee may elect to authorize the Company to withhold a maximum of 8.0% of such employee's salary. The withheld amount is held in the participating employee's account and used to purchase the Company shares on a semi-annual basis at a price equal to a designated percentage, established semi-annually by the Compensation Committee, from 85% to 100% of the average closing sale price for the Company shares as reported by The Nasdaq SmallCap Market on the date the shares are purchased. Such sale price may not be less than the lesser of (i) 85% of the fair market value of such shares on the date of the regular offering of the right to participate in such plan and (ii) 85% of the fair market value of such shares on the date the shares are purchased. The fair market value of the shares available for purchase by a participating employee (determined as of the offering date) generally may not exceed $25,000 per calendar year.

     Equity Incentive Plan. The Company's Equity Incentive Plan is designed to attract and retain qualified officers and other key employees. The Equity Incentive Plan authorizes the grant of:

     - options to purchase Company shares;

     - restricted shares;

     - unrestricted shares; and

     - deferred shares.

     The Compensation Committee administers the Equity Incentive Plan and determines to whom grants will be made and the terms and conditions thereof.

     The number of Company shares that may be issued or transferred and covered by outstanding awards granted under the Equity Incentive Plan is initially 2,300,000 shares. As of December 31, 1999 and each June 30 and December 31 thereafter, an additional positive number equal to 20% of the additional shares of Common Stock issued during that six-month period will be added to the total number of Company shares subject to the plan. Officers, directors, and our key employees and consultants and those of our subsidiaries may be selected to receive benefits under the Equity Incentive Plan. Shortly after the Spin-Off, 331,917 restricted shares of Class A Common Stock and options to purchase 1,768,000 shares of Class A Common Stock were granted to Company employees, and approximately 200,000 shares are available for additional awards under the Equity Incentive Plan.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     We have entered into an employment agreement with Mr. Hewitt pursuant to which:

     -- He serves as the Company's Chairman of the Board and Chief Executive Officer.

     -- Mr. Hewitt is employed for a term beginning March 1, 1999 and ending February 28, 2003 subject to, on the second anniversary of the date of his employment and every even-numbered anniversary thereafter, automatic two-year extensions, unless either party gives 90 days prior written notice otherwise.

     -- In the event of termination of Mr. Hewitt's employment, he will be entitled to receive:

            - his minimum bonus, if he resigns without good reason;

            - his minimum bonus, an amount equal to twice his base pay and minimum bonus, continuation for 24 months of his health and welfare benefits, and acceleration of his restricted stock grant, if his employment is terminated for any reason other than cause or disability; and

            - his minimum bonus for the year of termination of his employment, his base pay and minimum bonus for a period of 12 months following the termination of his employment, and acceleration of his restricted stock grant, if his employment is terminated as a result of his death or disability.

     -- In the event of a change in control of the Company, Mr. Hewitt will be entitled to:

            - a $2 million cash payment, acceleration of his restricted stock grant, and health and welfare benefits continuation, in the event that his employment is terminated by the Company without cause or he resigns for good reason within 36 months of the change in control or if he terminates his employment for any reason within the first 24 months immediately following the change in control; and

            - a gross-up of his compensation if he is taxed on "excess parachute payments" under the Internal Revenue Code.

     --   Mr. Hewitt has agreed to non-compete and non-solicitation provisions.

     -- Mr. Hewitt is obligated to keep in strict confidence any trade secrets and confidential business and technical information of the Company.

     -- Mr. Hewitt is entitled to have his legal fees and related expenses paid by the Company in connection with interpretation, enforcement or defense of his rights under the employment agreement.

     -- Mr. Hewitt was issued 181,917 restricted shares of the Company's Class A Common Stock, which vests over four years. The Company also loaned Mr. Hewitt $259,254 for payment of his income tax liabilities associated with the restricted stock grant. If, on the earlier of February 28, 2003 or the date Mr. Hewitt's employment is terminated other than for cause, the market value of the stock granted to Mr. Hewitt is less than $1.5 million, the Company will forgive such loan in proportion to the amount by which the market value of the stock granted to Mr. Hewitt is less than $1.5 million.

     -- Additionally, the Company provided Mr. Hewitt with a loan of $400,000 which is due in either six years or 30 days after the termination of Mr. Hewitt's employment, whichever is earlier. If Mr. Hewitt's employment is terminated other than for cause, however, the loan will be forgiven.

     We have also entered into employment agreements with Mr. Richardson, Mr. Kilkeary, Mr. Ciaffone and Mr. Tomb.

     Pursuant to the terms of Mr. Richardson's employment agreement:

     --   He serves as the Company's Vice Chairman and Chief Financial Officer.

     -- The term of Mr. Richardson's employment is three years, ending June 17, 2002, which will be automatically extended for additional one-year terms unless terminated by either party by giving written notice to the other 90 days prior to a scheduled term expiration date.

     -- In the event of the termination of Mr. Richardson's employment for any reason other than cause, disability or a change in control, he will be entitled to: (1) the greater of (a) his salary and bonus for the immediately preceding year and (b) his salary and bonus for the remainder of the term of the agreement and (2) the continuation of health and welfare benefits for one year following termination of employment.

     -- In the event of a change in control of the Company, Mr. Richardson will be entitled to:

            - a $1.5 million cash payment, acceleration of his restricted stock grant and health and welfare benefits continuation, in the event that his employment is terminated by the Company without cause within 36 months of the change in control or if he terminates his employment for any reason within the first 12 months immediately following the change in control; and

            - a gross-up of his compensation if he is taxed on "excess parachute payments" under the Internal Revenue Code.

     -- Mr. Richardson has agreed to non-compete and non-solicitation provisions.

     -- Mr. Richardson is obligated to keep in strict confidence any trade secrets and confidential business and technical information of the Company.

     -- Mr. Richardson is entitled to have his legal fees and related expenses paid by the Company in connection with interpretation, enforcement or defense of his rights under the employment agreement.

     -- Mr. Richardson was issued 150,000 restricted shares of the Company's Class A Common Stock which vests over three years.

     -- The Company forgave a loan in the amount of $354,018 once Mr. Richardson had remained with the Company for at least 90 days following the Spin-Off. The loan is being amortized over a 60-month period beginning on September 16, 1999, so long as his employment agreement remains in full force and effect.

     Pursuant to the terms of Mr. Kilkeary's employment agreement:

     -- Mr. Kilkeary serves as the Company's President and Chief Operating Officer.

     -- The term of Mr. Kilkeary's employment is three years ending, June 17, 2002, which will be automatically extended for additional one-year terms unless terminated by either party by giving written notice to the other 90 days prior to a scheduled term expiration date.

            - In the event of the termination of Mr. Kilkeary's employment for any reason other than cause, disability or a change in control, he will be entitled to: (1) the greater of (a) his salary and bonus for the immediately preceding year and (b) his salary and bonus for the remainder of the agreement and (2) the continuation of health and welfare benefits for one year following termination of employment.

     -- In the event of a change in control of the Company, Mr. Kilkeary will be entitled to:

            - a $1 million cash payment and health and welfare benefits continuation, in the event that his employment is terminated by the Company without cause within 36 months of the change in control or if he terminates his employment for any reason within the first 12 months immediately following the change in control; and

            - a gross-up of his compensation if he is taxed on "excess parachute payments" under the Internal Revenue Code.

     -- Mr. Kilkeary has agreed to non-compete and non-solicitation provisions.

     -- Mr. Kilkeary is obligated to keep in strict confidence any trade secrets and confidential business and technical information of the Company.

     -- Mr. Kilkeary is entitled to have his legal fees and related expenses paid by the Company in connection with interpretation, enforcement or defense of his rights under the employment agreement.

     -- The Company loaned Mr. Kilkeary $300,000, 50% of which will be forgiven over a three-year period, at the rate of $50,000 per year on June 17, 2000, 2001 and 2002, so long as his employment is not terminated by the Company for cause or voluntarily by Mr. Kilkeary prior to such dates. The loan will be forgiven upon the occurrence of a change in control.

     Pursuant to the terms of Mr. Ciaffone's employment agreement:

     -- The term of Mr. Ciaffone's employment is three years, ending November 30, 2001, which will be automatically extended for additional one-year terms unless otherwise terminated by either party by giving written notice to the other 90 days prior to a scheduled term expiration date.

     -- In the event of the termination of Mr. Ciaffone's employment for any reason other than cause or disability, he will be entitled to: (1) the greater of (a) his salary and bonus for the immediately preceding six months and (b) his salary and bonus for the remainder of the term of the agreement and (2) the continuation of health and welfare benefits for six months following termination of employment.

     -- Mr. Ciaffone has agreed to non-compete and non-solicitation provisions.

     -- Mr. Ciaffone is obligated to keep in strict confidence any trade secrets and confidential business and technical information of the Company.

     -- Mr. Ciaffone is entitled to have his legal fees and related expenses paid by the Company in connection with interpretation, enforcement or defense of his rights under the employment agreement.

     Pursuant to the terms of Mr. Tomb's employment agreement:

     -- The term of Mr. Tomb's employment is three years, ending June 1, 2001, which will be automatically extended for additional one-year terms unless otherwise terminated by either party by giving written notice to the other 90 days prior to a scheduled term expiration date.

     -- As a result of the change in control triggered by the merger of Old Interstate into Wyndham, Mr. Tomb received 50% of the severance compensation he was entitled to receive under his severance agreement with Old Interstate.

     -- Mr. Tomb received a loan of $373,857, which was an amount equal to the remaining 50% of such severance compensation, which amortizes over a 30-month period beginning June 18, 1999, and is automatically forgiven upon the expiration of his non-compete period following termination of his employment.

     -- If Mr. Tomb terminates his employment for reasons other than a change in control or a material change in his job responsibilities, he is required to repay the unamortized portion of the severance loan.

     -- In the event the Company terminates Mr. Tomb without cause or either Mr. Tomb or the Company terminates his employment as the result of a change in control or a material change in his job responsibilities during the initial three-year term of his employment, he is entitled both to forgiveness of the severance loan and continuation of health and welfare benefits for the greater of 18 months or the remainder of the term of the agreement.

     -- If the Company terminates Mr. Tomb without cause or he terminates his employment as a result of a change in control or a material change in his job responsibilities after the expiration of the initial three-year term of his employment, he is entitled to an amount equal to his salary and bonus for up to a maximum of six months.

     --   Mr. Tomb has agreed to non-compete and non-solicitation provisions.

     -- Mr. Tomb is obligated to keep in strict confidence any trade secrets and confidential business and technical information of the Company.

     -- Mr. Tomb is entitled to have his legal fees and related expenses paid by the Company in connection with interpretation, enforcement or defense of his rights under the employment agreement.

REPORT ON EXECUTIVE COMPENSATION

     Compensation of the Company's executives is performance-based, with the majority of the compensation at risk in order to link compensation to corporate performance and stockholder interests. The compensation package is comprised of three major components: base salary, annual bonus and long-term incentives in the form of equity rights.

     An executive's base salary is determined by taking into consideration the executive's performance, individual job responsibilities, previous experience and mastery of the business, position in the current salary range designated for his or her job and, where appropriate, potential for advancement. Salary ranges are set based on external market data and internal factors, and are intended to ensure that executive base salaries are competitive but not leading the industry.

     Increases in base salaries for key executives are reviewed and rewarded when appropriate in January of each year based on the executive's performance in the prior year.

     Annual bonuses are awarded based on criteria established pursuant to the Company's Management Bonus Plan, which was created to provide at-risk incentive pay that would lead the market as a percent of base salary when the Company meets its performance objectives, thereby moving total cash compensation for the Company's executive management to a more competitive position compared to other hospitality companies in circumstances in which the Company is performing well.

     The Company has established a Management Bonus Plan under which all key management employees who are directly involved in the Company's growth and success (other than Messrs. Hewitt, Richardson and Kilkeary, whose bonuses are to be determined pursuant to their employment agreements) are eligible to receive bonuses based upon the achievement of specified targets and goals for the Company and the individual employee. Awards under the Management Bonus Plan are made by the Compensation Committee and range from zero to specified levels depending on the position of the individual. Mr. Hewitt is entitled to receive a bonus equal to up to 200% of his salary. Mr. Hewitt earned $450,000 for the performance period ending December 31, 1999.

     Long-term incentives are awarded pursuant to the Equity Incentive Plan through grants of restricted stock and stock options. Both the restricted stock and the stock options vest over a three-year period from the date of grant. The stock options have a ten-year term. Pursuant to their employment agreements, Messrs. Hewitt and Richardson were granted restricted stock in the amounts of 181,917 shares and 150,000 shares, respectively, of the Company's Class A Common Stock. In addition, following the Spin-Off, Messrs. Hewitt and Richardson were granted options to purchase 225,000 and 175,000 shares of Class A Common Stock, respectively, at an exercise price of $4.50 per share.

     The Compensation Committee believes that the Company's compensation policies and practices are consistent with the Company's goal of building stockholder value, and the Compensation Committee intends to administer those policies consistent with that goal.

                                          Respectfully submitted,

                                          Benjamin D. Holloway, Chairman
                                          Michael L. Ashner
                                          Stephen P. Joyce
                                          Anne L. Raymond

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee was formed in June 1999 and currently is composed of Benjamin D. Holloway (Chairman), Michael L. Ashner, Stephen P. Joyce and Anne L. Raymond.

STOCK PERFORMANCE

     The following graph compares the cumulative total stockholder return on the Company's Class A Common Stock with the Lodging Hotels SmallCap Index and the Standard & Poor's SmallCap 600 Index from the date trading of the Common Stock on the Nasdaq SmallCap Market commenced through December 31, 1999, assuming an initial investment of $100.00 and the reinvestment of all dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
 AMONG INTERSTATE HOTELS CORPORATION, THE LODGING HOTELS SMALLCAP INDEX AND THE
                             S&P SMALLCAP 600 INDEX

                                                                             LODGING HOTELS SMALLCAP        INTERSTATE HOTELS
                                                 S&P SMALLCAP 600 INDEX               INDEX                    CORPORATION
                                                 ----------------------      -----------------------        -----------------
June 18, 1999                                            100.00                      100.00                      100.00
December 31, 1999                                        110.80                       90.24                       74.29

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock as of the Record Date by (1) each person known by the Company to own beneficially more than 5% of the Class A Common Stock, (2) each director and Named Executive Officer of the Company, and (3) all directors and executive officers of the Company as a group. Unless indicated otherwise, the address for each of the persons named in the table is c/o Interstate Hotels Corporation, Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.

                                                               NUMBER OF      PERCENTAGE OF
                            NAME                              SHARES OWNED    SHARES OWNED
                            ----                              ------------    -------------
Thomas F. Hewitt............................................    191,434(1)         3.0%
J. William Richardson.......................................    151,476(2)         2.4%
Kevin P. Kilkeary...........................................        166              *
Henry L. Ciaffone...........................................         --             --
Charles R. Tomb.............................................        123              *
Michael L. Ashner...........................................      5,000              *
Benjamin D. Holloway........................................         --             --
Stephen P. Joyce............................................         --             --
Phillip H. McNeill, Sr......................................     36,230              *
Anne L. Raymond.............................................     20,177              *
Fred J. Kleisner............................................         --             --
KFP Grand, Ltd.(3)..........................................    613,666            9.6%
Gary M. Goldberg and affiliates(4)..........................    432,457            6.8%
Corporate Capital, L.L.C. (5)...............................    360,000            5.6%
All directors and executive officers as a group (11
  persons)..................................................    404,606            6.3%

-------------------------

     * Less than 1%

     (1) Includes 181,917 restricted shares, 25% of which vests on each of March 1, 2000, March 1, 2001, March 1, 2002 and February 28, 2003,
         respectively.

     (2) Includes 150,000 restricted shares, 33.33% of which vests on each of June 18, 2000, June 18, 2001 and June 2002, respectively. Also includes 43 shares held by Mr. Richardson's daughter.

     (3) As reported in a Schedule 13D filed with the SEC on July 7, 1999. The address of KFP Grand, Ltd. is 545 E. John Carpenter Freeway, Suite 1400, Irving, Texas 75062.

     (4) As reported in an amended Schedule 13D filed with the SEC on April 26, 2000. Represents shares held in managed discretionary and non-discretionary accounts for clients advised by Gary M. Goldberg & Co., Inc., VIP 100, L.P. and/or Gary Goldberg VIP 100, Inc. Gary M. Goldberg is a controlling person of all of these entities and, as such, is deemed to be the beneficial owner of any shares of the Company's Common Stock of which these entities may be deemed to beneficially own. This information is based solely upon the contents of joint filings made by Mr. Goldberg and his affiliates pursuant to Section 13 of the Securities Exchange Act of 1934. The address of the Gary M. Goldberg group is c/o Gary M. Goldberg, Montebello Park, 75 Montebello Road, Suffern, New York 10901.

     (5) As reported in a Schedule 13D filed with the SEC on April 18, 2000. The address of Corporate Capital, L.L.C. is 909 Poydras Street, New Orleans, Louisiana 70112.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  VOTING AGREEMENT

     General. Upon consummation of the Spin-Off, three directors and/or executive officers of Wyndham and entities with which the directors and/or officers are affiliated entered into a Voting Agreement with the Company. Such directors, officers and affiliated entities are referred to as the "Voting Stockholders."

     Voting Provisions. The Voting Agreement applies to all stockholder votes taken at any time when the Voting Stockholders, together with Wyndham and other identified directors and executive officers of Wyndham (collectively referred to in this section as the "Affiliated Stockholders"), own greater than 9.9% of the outstanding shares of the Company's Class A Common Stock. The Voting Agreement provides that, in such circumstances, the Voting Stockholders will vote their Company shares in proportion with the results of voting on the particular matter by all Company Class A stockholders other than the Voting Stockholders and the Affiliated Stockholders. This proportional voting will have the effect of nullifying the impact of voting by the Voting Stockholders on the particular matter and reducing the impact of voting by the Affiliated Stockholders on such matter.

     Divestiture Provisions. The Voting Agreement also provides that the Voting Stockholders will use reasonable efforts to sell or otherwise dispose of a number of shares of the Company's Class A Common Stock such that the Voting Stockholders and the Affiliated Stockholders will collectively own 9.9% or less of the outstanding shares of the Company's Class A Common Stock by the first anniversary of the Spin-Off. The Voting Stockholders are thus obligated under the Voting Agreement to sell an aggregate of approximately 690,000 Company shares, or 10.8% of the outstanding shares of the Company's Class A Common Stock, by June 18, 2000. Thereafter, the Voting Stockholders' selling obligations will become effective again at any time within five years after the Spin-Off that the Voting Stockholders are informed by the Company that the Voting Stockholders and the Affiliated Stockholders collectively own greater than 9.9% of the outstanding shares of the Company's Class A Common Stock.

     The Company's Call Right. In the event that the Voting Stockholders fail to comply with their obligations to sell Company shares as described above within five years after the Spin-Off, the Company has a call right to purchase from the Voting Stockholders for fair market value the number of shares of the Company's Class A Common Stock the Voting Stockholders were obligated to sell. Marriott has the right to compel the Company to exercise its call right if the Company fails to do so.

  TRANSACTIONS WITH OFFICERS AND DIRECTORS.

     The Company has granted loans from time to time to its senior executives, including each of the Named Executive Officers. Such loans are payable upon demand and, in general, do not bear interest until such demand is made. See "--Compensation Plans and Arrangements--Executive Loans and --Employment and Change-in-Control Agreements" for a description of loans from the Company to the Named Executive Officers.

     In November 1999, the Company acquired 100% of the ownership interests in the Pittsburgh Airport Residence Inn by Marriott for a total acquisition cost of approximately $13.0 million. Prior to the acquisition by the Company, Mr. Richardson beneficially owned a 10% limited partnership interest in the entity that sold the hotel to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

     Based solely on a review of copies of reports furnished to the Company and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of Common Stock during 1999, the Company believes that the directors and executive officers and all beneficial owners of more than 10% of the Class A Common Stock outstanding complied with all applicable filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, with respect to their beneficial ownership of Class A Common Stock during 1999 except that a transaction required to be reported on Form 4 was not reported by Mr. Ashner until the filing of his Form 5 for the year ended December 31, 1999.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board, upon the recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP independent accountants to audit the books, records and accounts of the Company, subject to ratification of such appointment by the Company's stockholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                 MISCELLANEOUS

RECENT DEVELOPMENTS

     The Company needs to augment its capital resources to fully implement its previously announced growth strategy. Accordingly, we have been exploring various possibilities, including aligning with a capital partner. Our hope is to be able to reach agreement very soon on a transaction involving a substantial capital commitment. However, there can be no assurance that we will be able to reach such an agreement or, if so, as to the ultimate scope of it.

OTHER MATTERS

     The Board knows of no business to be presented for consideration at the Annual Meeting other than that described herein. If any other matters properly come before the Annual Meeting, however, the named proxies will vote on such matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Any proposal of a stockholder intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company by March 1, 2001 for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the 2001 annual meeting.

COST OF SOLICITATION

     The cost of preparing, printing and mailing these proxy materials will be borne by the Company. In addition to the solicitation of proxies by the use of the mails, regular employees of the Company may solicit proxies on behalf of the Board in person or by telephone. The Company will also reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Class A Common Stock.

             PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD
           AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH
              REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                        PLEASE SIGN, DATE AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                         INTERSTATE HOTELS CORPORATION

                                 JULY 18, 2000





             *  Please Detach and Mail in the Envelope Provided  *



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A [ X ] Please mark your
        votes as in this
        example


                                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
                                               OF THE NOMINEE AS A CLASS A DIRECTOR.

1.   ELECTION OF CLASS A DIRECTOR       NOMINEE: J. William Richardson               2. RATIFICATION OF THE APPOINTMENT OF
                                                                                        PRICEWATERHOUSECOOPERS LLP AS
     FOR                 WITHHOLD                                                       INDEPENDENT ACCOUNTANTS.
 ALL NOMINEES          ALL NOMINEES
                                                                                          FOR       AGAINST      ABSTAIN
    [   ]                 [   ]
                                                                                         [   ]       [   ]        [   ]
 INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE
 FOR ANY INDIVIDUAL NOMINEE. PLACE AN "X" IN THE                                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
 WITHHOLD BOX ABOVE AND STRIKE A LINE THROUGH                                        THE RATIFICATION OF THE APPOINTMENT OF
 THE NOMINEE'S NAME LISTED AT RIGHT.                                                 PRICEWATERHOUSECOOPERS LLP.

                                                                                     3. IN THEIR DISCRETION, THE PROXIES ARE
                                                                                        AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS
                                                                                        AS MAY PROPERLY COME BEFORE THE MEETING AND
                                                                                        ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

                                                                                     THIS PROXY WILL BE VOTED AS DIRECTED ABOVE OR,
                                                                                     IF RETURNED EXECUTED WITH NO DIRECTION GIVEN,
                                                                                     WILL BE VOTED FOR THE ELECTION OF THE NOMINEE
                                                                                     LISTED ABOVE AND FOR THE RATIFICATION OF THE
                                                                                     APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS
                                                                                     INDEPENDENT ACCOUNTANTS.

                                                                                     PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE
                                                                                     ENCLOSED ENVELOPE.

                                                                                     THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME
                                                                                     APPEARS HEREON.


Signature of Stockholder                                                                                         Date:         ,2000
                        -----------------------------------------------------------------------------------------     ---------
(NOTE: Executors, administrators, trustees, attorneys, etc. should give full title as such. If the signer is a corporation, partnership or limited liability company, please sign full corporate, partnership or limited liability company name by duly authorized person.)

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